Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. SETTLES
LONGSTANDING LITIGATION WITH EEOC

Syracuse, New York (Business Wire) - January 8, 2013 - Carrols Restaurant Group, Inc. (Nasdaq: TAST) today announced that its wholly-owned subsidiary, Carrols Corporation ("Carrols"), has entered into an agreement with the Equal Employment Opportunity Commission (“EEOC”) resolving longstanding litigation originally commenced by the EEOC in 1998.

The case, alleged that Carrols had subjected female employees working at its locations to sexual harassment in violation of Title VII of the Civil Rights Act of 1964, and attempted to establish a class action based on a claim of "pattern or practice" across its restaurants in 13 states.  Throughout this litigation over the past 14 years, Carrols has strongly denied all the allegations of the complaint and vigorously defended itself against these claims.

In 2005, the Court dismissed the class or “pattern or practice” claims that the EEOC had brought on behalf of 90,000 female employees. The result of that decision and further rulings was to leave only a relative handful of individual claims to be resolved and a vindication of Carrols' longstanding written policies and procedures.

Further litigation continued over the remaining claims, and in order to avoid ongoing litigation costs, Carrols has now entered into the agreement with the EEOC which fully resolves and settles all remaining claims without any admission of wrongdoing. Under the agreement, Carrols will make cash payments to the 89 remaining claimants in the lawsuit totaling $2.5 million, with allocations among the claimants being determined by the EEOC. Carrols agreed to continue to uphold its obligations under Title VII and continue to maintain its existing and comprehensive anti-harassment policies and procedures and training programs. It also agreed to make certain enhancements to such existing policies and procedures and training programs and to report on the results of its efforts to the EEOC over a 2 year period. The agreement with the EEOC is subject to court approval.

Daniel T. Accordino, CEO of Carrols Restaurant Group, Inc. stated, “We unequivocally do not tolerate sexual harassment in our workplace and have resolved this litigation without any admission of wrongdoing after many years of intensive, costly and frustrating litigation with the EEOC.  At Carrols, we take sexual harassment very seriously and have long had comprehensive procedures and processes in place to encourage our employees to report violations to our policies and to do so without fear of retaliation. We also have a long history of thoroughly investigating employee complaints and terminating employees who have harassed others."

Accordino continued, "We agreed to this negotiated settlement at this stage of the litigation simply because the settlement payment we've agreed to make is far less than the cost and expense we would incur to continue to litigate each of the remaining individual claims to conclusion given the age of the claims and because hundreds of potential witnesses were now, after 14 years, in scattered locations across the country, ill or deceased. Our agreement with the EEOC to continue, and in limited circumstances enhance, our best practices on harassment prevention and training confirms our commitment to providing a workplace with equal opportunity and free from sexual harassment.”

Carrols has been represented in the litigation from its inception  by Mike Delikat and John Giansello of Orrick, Herrington & Sutcliffe, New York and Jeffrey Mayer of Freeborn and Peters, Chicago, Illinois.

About the Company
Carrols Restaurant Group, Inc. is Burger King Corporation's largest franchisee, globally, with 572 BURGER KING® restaurants as of December 31, 2012 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.